Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

December 1, 2015

EQT Production Company

Ladies and Gentlemen:

In connection with the recent request by EQT Production Company (“EQT”, “you” or “your”) to Trans Energy, Inc., a Nevada Corporation (the “Company”), to explore the possibility of a negotiated transaction (a “Transaction”) between the Company and you, you have requested information concerning the Company. As a condition to furnishing you such information, the Company requires that you agree, as set forth below, to treat confidentially any information related to the Transaction (whether prepared by the Company, its advisors or otherwise, and whether oral, written or electronic) that the Company (in such capacity, the “Disclosing Party”) or its Representatives (as defined below), furnishes to you (in such capacity, the “Receiving Party”) or your Representatives, (such information, together with all analyses, compilations, forecasts, studies, summaries, notes, data, prototypes, trade secrets, proprietary and confidential technical information, customer information, technology, data and materials concerning current or future or proposed operations, locations or leases, maps, shape files, products, apparatus, processes, formulations, techniques, drawings, specifications, production quantities, strategies, costs, pricing, sales, suppliers, distribution, computer software and programs, source codes, object codes, customers, inventions, plans, contracts, know-how and the like and other documents and materials in whatever form maintained whether prepared by the Disclosing Party or the Receiving Party or their respective Representatives or others, which contain or reflect, or are generated from, any such information, being collectively referred to herein as the “Evaluation Material”), and to take or abstain from taking certain other actions set forth in this Confidentiality Agreement (this “Agreement’). For purposes of this Agreement, the term “Representatives” shall mean, with respect to any person, the person’s affiliates and the respective directors, officers, employees, agents and advisors (including financial advisors, attorneys, accountants and other consultants) of the person and the person’s affiliates. The term “Evaluation Material” does not include information that (i) is already in the Receiving Party’s possession, provided that such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to the Disclosing Party or another party (e.g., Evaluation Material does include information regarding the Company provided prior to the date hereof pursuant to that Confidential Agreement dated November 18, 2013 by and between Trans Energy, Inc., Republic Energy Ventures, LLC and EQT Production Company, the “November 2013 CA”, that would otherwise be considered Evaluation Material hereunder), (ii) becomes generally available to the public other than through the Receiving Party or its Representatives, or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by Receiving Party to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the Disclosing Party or another party, or iv) 1 #5053954.2 is independently developed by the Receiving Party or its Representatives without the benefit of access to the Evaluation Materials. This Agreement shall have a term expiring two years from the date first written above. Notwithstanding the foregoing, nothing herein shall prevent EQT from participating in, or otherwise pursuing, a transaction, or receiving confidential information from Republic Energy pursuant to any separate confidentiality agreement in place between EQT and Republic Energy, as part of any formal process conducted by Republic Energy so long as no Evaluation Material is used in connection therewith.

The Receiving Party hereby agrees that the Evaluation Material will be used by it or its Representatives solely for the purpose of evaluating a possible Transaction and not for any other purpose, and will not be disclosed by the Receiving Party and its Representatives to any other person; provided, however, that any of such information may be disclosed to the Receiving Party’s Representatives who need to know such information for the purpose of evaluating any such Transaction and who agree to keep such information confidential and to be bound by this Agreement to the same extent as if they were parties hereto. The Receiving Party will be responsible for any breach of this Agreement by its Representatives and agrees to take at its sole expense all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You understand that the Company shall have the right in its sole discretion to determine what Evaluation Material to make available to you.

Notwithstanding anything else to the contrary contained within this Agreement, the Company, on the one hand, and EQT, recognize that the other party may be actively involved in exploration and development activities in the areas to which the Evaluation Material relates. No party shall be precluded from working on projects in those areas because of their respective business or mental impressions of the Evaluation Material. However, to the extent reasonably possible, Receiving Party shall take steps to ensure that it and its Representatives do not further disseminate such knowledge other than as permitted elsewhere in this Agreement. All parties agree that this Agreement shall not prevent the other party from conducting activities in the ordinary course of business in the areas to which the Evaluation Material relates. However, Receiving Party acknowledges that the intent of this Agreement is to ensure the confidentiality of the Evaluation Material and to preclude intentional use of, or reliance on, the Evaluation Material other than for the purposes permitted elsewhere in this Agreement as a result of exposure to the Evaluation Material. Without limiting the generality of the foregoing, nothing in this Agreement shall limit or restrict the Company, on the one hand, and EQT, on the other hand from developing their respective conventional and/or unconventional oil and gas and/or coal-bed methane gas assets wherever they are located nor from acquiring additional conventional and/or unconventional oil and gas and/or coal-bed methane gas assets or related property rights, including assets and property rights that may be in proximity to the assets contemplated in the Agreement, or the assets of the other party.

In the event the Receiving Party or any of its Representatives is required, based on the opinion of the Receiving Party’s legal counsel, to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court, governmental body of competent jurisdiction or stock exchange, the Receiving Party agrees to promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive the Receiving Party’s compliance with the provisions of this Agreement (and, if the Disclosing Party 2 seeks such an order, to provide such cooperation as the Disclosing Party shall reasonably request at the Disclosing Party’s expense). In the event such protective order or other protection is denied and that Receiving Party or any of its Representatives are nonetheless legally required to disclose such information, it or its Representatives, as the case may be, will furnish only that portion of the Evaluation Material that Receiving Party’s legal counsel advises is legally required and will exercise all reasonable efforts to preserve the confidentiality of the remainder of the Evaluation Material. In no event will Receiving Party or any of its Representatives oppose action by the Disclosing Party to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.

In addition, without the prior written consent of the Company, you will not, and will cause your Representatives not to, disclose to any person: (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a possible Transaction, or (iii) that this Agreement exists or that Evaluation Material has been requested or made available to the Receiving Party or its Representatives (the information in clauses (i)-(iii) being “Transaction Information”), except that you may make any such disclosure if you determine that such disclosure is required by applicable law or stock exchange agreements or regulations but only after compliance with the procedures set forth in the preceding paragraph.

The term “person” as used in this Agreement shall be broadly interpreted to include the media and any company, corporation, partnership, limited liability company, group, individual, or entity.

Without the prior written consent of the Company, neither you nor any of your Representatives who are aware of the possibility of a Transaction or any of the Evaluation Material will initiate or cause to be initiated (other than through the Company’s financial advisor, Gordian Group, LLC (“Gordian”)) any (a) communication concerning the Evaluation Material or Transaction Information; (b) requests for meetings with management in connection with a potential Transaction; or ( c) communication relating to the business of the Company or any of its affiliates or a potential Transaction, in each case with any officer, director or employee of the Company or any of its affiliates, customers, joint development or operating partners, shared interest holders, suppliers or vendors.

The Receiving Party understands that neither the Disclosing Party nor any of its Representatives has made or makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor its Representatives shall have any liability to the Receiving Party or any of its Representatives or stockholders (or other equity holders) on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against such other persons, with respect to or arising out of: a possible Transaction, as a result of this Agreement or any other written or oral expression with respect to a possible Transaction; the participation of such party and its Representatives in evaluating a possible Transaction; the review of or use or content of the Evaluation Material or any errors therein or omissions there from; or any action 3 taken or any inaction occurring in reliance on the Evaluation Material, except and solely to the extent as may be included in any definitive agreement with respect to any Transaction.

At the request of the Company in its sole discretion and for any reason, or, sooner, if you decide not to proceed with a Transaction (of which decision you will promptly, and in any event within 24 hours, notify the Company), you will, as upon written request by the Company, promptly (and in any event no later than five business days after the request therefor or your decision) (a) return to the Company all of the Evaluation Material, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives or (b) destroy (including expunging all such Evaluation Material from any computer, word processor or other device containing such information; provided however, that the Receiving Party shall not be required to expunge the Evaluation Materials from any disaster recovery backup tapes that may have been created during the evaluation period) all such Evaluation Material in your possession or in the possession of any of your Representatives (such destruction to be certified promptly in writing to the Company by an authorized officer). Notwithstanding any such return or destruction of the Evaluation Material, Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality hereunder.

Each party agrees that unless and until a definitive agreement between the parties with respect to any Transaction has been executed and delivered, neither of the parties will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its directors, officers, employees, agents or any other Representatives or its advisors except for the matters specifically agreed to in this Agreement. You further acknowledge and agree that (i) the Company shall have no obligation to authorize or pursue with you or any other party any transaction, (ii) you understand that the Company has not, as of the date hereof, authorized or made any decision to pursue any such transaction and (iii) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals, to pursue a Transaction with you or another party without prior notice and to terminate discussions and negotiations with it, in each case at any time. The agreements set forth in this Agreement may be modified or waived only by a separate writing between the parties expressly so modifying or waiving such agreements.

You agree that, for a period of one year from the date hereof, neither you nor any of your controlled affiliates (nor anyone acting on behalf of any such persons) will, directly or indirectly, without the prior written consent of the Company’s board of directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, of record or beneficially, by purchase or otherwise, any loans, debt, debt securities, promissory notes or assets of the Company or any of its subsidiaries or divisions, or rights or options to acquire interests in any of the Company’s, or any of its subsidiaries’ or divisions’, loans, debt, debt securities, promissory notes or assets, or (ii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing. Neither you nor any of your controlled affiliates, shall directly or indirectly make, in each case to the Company or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the Company or any of its Representatives, directly or indirectly, to amend, waive or 4 terminate any provision of this paragraph. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing, including the details thereof.

Notwithstanding the foregoing, nothing in this agreement shall prohibit a party from communicating a private offer or proposal to the board of directors of the Company.

In addition, without limiting the specificity of the foregoing, you hereby acknowledge that you are aware that the United States securities laws may restrict persons with material nonpublic information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You hereby acknowledge and agree that the Company may be irreparably injured by a breach of this Agreement by you or your Representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this Agreement is breached. Therefore, you also agree that Company may seek specific performance under this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond in connection with any such remedy. Neither party shall be liable for any punitive, consequential, indirect, or special damages under this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. The agreements set forth in this Agreement may be modified or waived only by a separate writing between the parties expressly so modifying or waiving such agreements. No failure or delay by either party in exercising any right, power or privilege shall operate as a waiver thereof, nor will a partial exercise of any right, power or privilege preclude any other or further exercise thereof.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of West Virginia, without giving effect to the principles of conflicts of laws thereof. The Receiving Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of West Virginia and of the United States of America located in the State of West Virginia for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). The Receiving Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the courts of the State of 5 West Virginia or the United States of America located in West Virginia and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Notwithstanding anything contained herein, this Agreement shall not eliminate any obligations of the parties in the November 2013 CA (as previously defined), but rather amend and/or supplement such obligations by and between the parties thereto as the case may be. Company represents and warrants to EQT that it has full authority and that no approvals or consents of any kind are required from Republic Energy Ventures, LLC to disclose any Evaluation Material other than EQT’s agreement to the confidentiality restrictions contained in this Agreement.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. The Company represents that Gordian is a Representative of the Company and authorized to sign this Agreement on behalf of the Company.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

TRANS ENERGY, INC.

		By:	/s/ John G. Corp
		Name:	John G. Corp
		Title:	President

Confirmed and Agreed to:

EQT PRODUCTION COMPANY

By:	/s/ Steven Prelipp		Date:	12/1/15
Name:	Steven Prelipp
Title:	SVP Land